Exhibit 99.1

SENSEONICS HOLDINGS, INC. REPORTS FIRST QUARTER 2021 FINANCIAL RESULTS

GERMANTOWN, MD, May 13, 2021 —Senseonics Holdings, Inc. (NYSE American: SENS), a medical technology company focused on the development and commercialization of long-term, implantable continuous glucose monitoring (CGM) systems for people with diabetes, today reported financial results for the quarter ended March 31, 2021.

Recent Highlights & Accomplishments:

•	Generated first quarter 2021 revenue of $2.85 million primarily driven by sales in the E.U.

•	FDA review resumed in mid-April with the assignment of a lead reviewer to the Eversense® 180-day PMA supplement application.

•	“The PROMISE Study: An Evaluation of the Safety and Accuracy of the Next Generation 180-Day Long-term Implantable Eversense CGM System” to be presented in June at the ATTD and ADA conferences and manuscript submitted to major diabetes journal.

•	Teamed with University Hospitals Accountable Care Organization as the first ACO to adopt Eversense for use in their Medicare population.

•	Strengthened balance sheet by raising $175 million of proceeds from financing transactions.

•	Decreased first quarter 2021 operating loss by $32.52 million compared to the prior year period.

Advanced commercial collaboration with Ascensia Diabetes Care

•	Ascensia assumed full commercialization for the Eversense® CGM in the U.S. on April 1, 2021 and for the Eversense® XL CGM in select European markets on February 1, 2021.

•	Ascensia completed the hiring and training of 25 Eversense sales professionals in the U.S. and additional support roles including inside sales, clinical support, market access and customer care professionals in addition to the existing commercial organization of over 250 professionals in European countries active with Eversense.

•	Ascensia launched a U.S. direct-to-consumer advertising campaign for Eversense in early Q2.

“We are very pleased with our start to 2021 including the transfer of worldwide Eversense commercial activity to Ascensia. In the U.S. there are now 25 sales representatives trained and actively calling on existing Eversense accounts and targeting top insulin prescribers to further drive adoption of our CGM system,” said Tim Goodnow, PhD, President and Chief Executive Officer of Senseonics. “As part of their U.S. commercial efforts, Ascensia has launched a direct-to-consumer ad campaign aimed at raising awareness of the differentiating capabilities and benefits of Eversense that in most cases is offered at a comparable annual co-pay to patients’ other choices. We are excited that this collaboration enables further patient access to the only long-term implantable CGM solution with a sensor that lasts for months not days.”

First Quarter 2021 Results:

Total revenue for the quarter was $2.85 million compared to $0.04 million for the first quarter of 2020. U.S. revenue was $0.31 million and revenue outside the U.S. was $2.53 million.

First quarter 2021 gross profit increased by $20.16 million year-over-year, to $0.53 million. The positive gross margin in the quarter was primarily due to the ability to fill resupply orders with existing written off inventory as existing patient reinsertion rates were above the expectations established in the first quarter of 2020 amid the onset of the COVID-19 pandemic.

First quarter 2021 sales and marketing expenses decreased by $9.53 million year-over-year, to $1.61 million. The decrease was primarily due to the strategic changes in our go-to-market strategy with the Ascensia global collaboration.

First quarter 2021 research and development expenses decreased by $2.11 million year-over-year, to $5.26 million. The decrease was primarily driven by lower clinical study costs and personnel related expenses.

First quarter 2021 general and administrative expenses decreased by $0.72 million year-over-year, to $4.97 million. The decrease was primarily due to a decrease in personnel related costs.

Net loss was $249.51 million, or $0.68 per share, in the first quarter of 2021, compared to $42.59 million, or $0.21 per share, in the first quarter of 2020. Net loss increased by $206.92 million due to a $239.44 million increase to other expenses primarily related to non-cash accounting charges resulting from the accounting for embedded derivatives related to certain of the company financings, partially offset by a $32.52 million decrease in loss from operations.

As of March 31, 2021, cash and cash equivalents were $178.6 million and outstanding indebtedness was $110.6 million.

2021 Financial Outlook

The company continues to expect that global net revenue to Senseonics for the full year 2021 is expected to be in the range of $12.0 million to $15.0 million.

Conference Call and Webcast Information:

Company management will host a conference call at 4:30 pm (Eastern Time) today, May 13, 2021, to discuss these financial results and recent business developments. This conference call can be accessed live by telephone or through Senseonics’ website.

Live Teleconference Information: Dial in number: 888-317-6003 Entry Number: 6107459 International dial in: 412-317-6061	Live Webcast Information: Visit http://www.senseonics.com and select the “Investor Relations” section

A replay of the call can be accessed on Senseonics’ website http://www.senseonics.com under “Investor Relations.”

About Senseonics

Senseonics Holdings, Inc. is a medical technology company focused on the design, development and commercialization of transformational glucose monitoring products designed to help people with diabetes confidently live their lives with ease. Senseonics' CGM systems, Eversense® and Eversense® XL, include a small sensor inserted completely under the skin that communicates with a smart transmitter worn over the sensor. The glucose data are automatically sent every 5 minutes to a mobile app on the user's smartphone.

Forward Looking Statements

Any statements in this press release about future expectations, plans and prospects for Senseonics, including the revenue projections under “2021 Financial Outlook,” statements about the potential benefits of the Ascensia commercialization and collaboration agreement, including the ability of Ascensia to grow the market for Eversense, the future increase in patient and provider awareness of Eversense, reductions in patient costs and expansion of access to Eversense, and other statements containing the words “believe,” “expect,” “intend,” “may,” “projects,” “will,” “planned,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: uncertainties in the development and regulatory approval processes for the 180-day Eversense product, uncertainties inherent in the commercial launch and commercial expansion of the product, uncertainties inherent in the transition of commercialization responsibilities to Ascensia, uncertainties in insurer, regulatory and administrative processes and decisions, uncertainties in the duration and severity of the COVID-19 pandemic, and such other factors as are set forth in the risk factors detailed in Senseonics’ Annual Report on Form 10-K for the year ended December 31, 2019, Senseonics’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 and Senseonics’ other filings with the SEC under the heading “Risk Factors.” In addition, the forward-looking statements included in this press release represent Senseonics’ views as of the date hereof. Senseonics anticipates that subsequent events and developments will cause Senseonics’ views to change. However, while Senseonics may elect to update these forward-looking statements at some point in the future, Senseonics specifically disclaims any obligation to do so except as required by law. These forward-looking statements should not be relied upon as representing Senseonics’ views as of any date subsequent to the date hereof.

Investor Contact

Lynn Lewis or Philip Taylor

Investor Relations

415-937-5406

Investors@senseonics.com

Senseonics Media Contact:

Mirasol Panlilio

301-556-1631

Senseonics Holdings, Inc.

Consolidated Balance Sheets

(in thousands, except for share and per share data

	March 31,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$178,610	$18,005
Restricted cash	—	200
Accounts receivable, net	334	565
Accounts receivable - related parties	1,352	2,421
Inventory, net	6,584	5,281
Prepaid expenses and other current assets	4,451	3,774
Total current assets	191,331	30,246

Option	1,104	1,886
Deposits and other assets	2,049	2,229
Property and equipment, net	1,463	1,557
Total assets	$195,947	$35,918

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$930	$1,762
Accrued expenses and other current liabilities	9,635	11,674
Term Loans, net	5,123	3,202
Total current liabilities	15,688	16,638

Long-term debt and notes payables, net	52,948	57,216
Derivative liabilities	243,018	62,119
Options	68,923	39,734
Other liabilities	1,269	1,483
Total liabilities	381,846	177,190

Preferred stock and additional paid-in-capital, subject to possible redemption: $0.001 par value per share; 0 shares issued and outstanding as of March 31, 2021 and 3,000 shares issued and outstanding as of December 31, 2020	—	2,811
Total temporary equity	—	2,811

Commitments and contingencies

Stockholders’ deficit:
Common stock, $0.001 par value per share; 900,000,000 shares authorized; 427,914,984 and 265,582,688 shares issued and outstanding as of March 31, 2021 and December 31, 2020	428	266
Additional paid-in capital	711,698	504,162
Accumulated deficit	(898,025)	(648,511)
Total stockholders' deficit	(185,899)	(144,083)
Total liabilities and stockholders’ deficit	$195,947	$35,918

Senseonics Holdings, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except for share and per share data)

	Three Months Ended
	March 31,
	2021	2020
Revenue, net	$487	$31
Revenue, net - related parties	2,359	5
Total revenue	2,846	36
Cost of sales	2,320	19,670
Gross profit (loss)	526	(19,634)

Expenses:
Sales and marketing expenses	1,613	11,145
Research and development expenses	5,255	7,362
General and administrative expenses	4,974	5,690
Operating loss	(11,316)	(43,831)
Other (expense) income, net:
Interest income	9	209
Loss on fair value adjustment of options	(52,675)	—
Gain (Loss) on extinguishment of debt and option	330	(4,546)
Interest expense	(4,058)	(4,373)
Gain (Loss) on change in fair value of derivatives	(180,899)	10,311
Impairment costs	(782)	—
Other expense	(123)	(363)
Total other (expense) income, net	(238,198)	1,238

Net loss	(249,514)	(42,593)
Total comprehensive loss	$(249,514)	$(42,593)

Basic and diluted net loss per common share	$(0.68)	$(0.21)
Basic and diluted weighted-average shares outstanding	364,274,433	203,745,974